The Employment Protection Agreement in the form attached has been entered into by certain officers including Mary F. Sammons and Sammy K. Duncan.

                         EMPLOYMENT PROTECTION AGREEMENT

          This Agreement (this "Agreement") is made as of the 22nd day of September, 1998, among Fred Meyer, Inc., a corporation organized under the laws of the State of Delaware (together with any successor thereto, "Fred Meyer"), Fred Meyer Stores, Inc., a Delaware corporation and wholly owned subsidiary of Fred Meyer (together with any successor thereto, "Employer"), and _______________________ ("Executive").

                                WITNESSETH THAT:

          WHEREAS, Executive is currently employed as a member of the executive management team of the Company and is currently party to an Executive Severance Agreement, dated October 15, 1997 (the "Current Agreement");

          WHEREAS, the Company considers it essential to its best interests and the best interests of the shareholders of Fred Meyer to foster the continued employment of the members of the Company's executive management team, including Executive, and to reinforce and encourage the continued attention and dedication of such individuals to their respective assigned duties without distraction in the event that the possibility of a change in control exists;

          WHEREAS, the Company recognizes that the possibility of a change in control exists and that such possibility and the uncertainty and questions which may arise among members of its executive management team regarding the consequences of any such change in control may result in the distraction or departure of one or more of such individuals, to the detriment of the Company and the shareholders of Fred Meyer;

          NOW, THEREFORE, to provide Executive an incentive to continue his dedication to the Company and to make available to the Company his advice and counsel notwithstanding the possibility of a change in control of the Company, and to encourage Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and Executive hereby agree as follows:

     1. Definitions.

          (i) "Annual Cash Compensation" shall mean an amount equal to the sum of (x) Executive's annual base salary, at the annual rate in effect immediately prior to the Qualifying Termination, and (y) the percentage of such base salary payable to Executive under the terms of the Company's annual bonus plan for its senior executives as in effect for the plan year which includes the Closing Date and assuming that the maximum performance objectives for such plan year had been achieved; provided that, if Executive's employment is terminated by Executive for Good Reason as a result of a reduction in Executive's annual base salary or the percentage of such base salary payable to Executive as an annual bonus, Annual Cash Compensation shall be determined on the basis of Executive's annual base salary at the rate in effect immediately prior to such reduction and the percentage thereof payable to Executive as an annual bonus in effect prior to any reduction thereof.

          (ii) "Cause," when used in connection with the termination of Executive's employment by Employer shall mean the occurrence of any of the following events: (a) Executive's material dishonesty or misappropriation in connection with the performance of the duties of his position with the Company that adversely affects the Company or its property or funds; (b) Executive's extreme misconduct, including reckless or willful destruction of Company property, unauthorized disclosure of confidential information or sexual, racial or other actionable harassment; (c) Executive's conviction of or plea of nolo contendere to a felony or any other crime involving moral turpitude; or (d) Executive's illegal, immoral, dishonest or fraudulent conduct in connection with the performance of the duties of his position with the Company that results in material harm to the business reputation of the Company or subjects the Company to material financial loss or material loss of business.

          (iii) "Change in Control" shall mean the occurrence of any of the following events:

     (a) the shareholders of Fred Meyer approve: (i) any merger, statutory plan of exchange or other business combination involving Fred Meyer, other than any such transaction immediately following which the holders of Fred Meyer capital stock immediately prior to such transaction continue to own equity securities of the surviving entity representing more than 50 per cent of the equity securities of such entity entitled to vote generally in the election of directors of such entity, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the adoption by Fred Meyer of any plan or proposal for the liquidation or dissolution of the Company;

     (b) the commencement of a tender or exchange offer (other than one made by Fred Meyer) for any capital stock of Fred Meyer (or securities convertible into such capital stock), provided a Change in Control shall be deemed to have occurred only if such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities representing at least 20 percent of the voting power of outstanding securities of Fred Meyer;

     (c) a report on Schedule 13D of the Exchange Act is filed with the Securities and exchange Commission or is received by Fred Meyer reporting the beneficial ownership by any person of securities representing 20 percent or more of the voting power of outstanding securities of Fred Meyer, except that if such report shall be filed or so received during a tender offer or exchange offer described in subparagraph (b) above, the provisions of such subparagraph shall apply in determining whether a Change in Control occurs; or

     (d) during any period of 12 consecutive months or less, individuals who at the beginning of such period constituted a majority of the Board of Directors of Fred Meyer cease for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive, or a group (within the meaning of section 13(d)(3) of the Exchange Act) of persons which includes Executive, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of Fred Meyer.

          (iv) "Closing Date" shall mean the date of the consummation of a transaction constituting a Control in Control, provided, that if the Change in Control transaction is effected through a series of transactions or other occurrences, the term "Closing Date" shall mean the date on which the first such transaction is consummated or the date of the first such occurrence.

          (v) "Company" shall mean, collectively, Fred Meyer, Employer and their respective subsidiaries and affiliates and any successor to any such entity.

          (vi) "Contract Period" shall mean the period commencing on any Closing Date and ending on the eighteen month anniversary of such Closing Date.

          (vii) "Disability," when used in connection with the termination of Executive's employment with Employer, shall mean Executive's failure to substantially perform the duties of his employment with Employer due to Executive's illness or incapacity lasting for a period of six consecutive months after notice thereof has been delivered by Employer to Executive. The determination of Executive's disability shall be made by the Board of Directors of Fred Meyer in good faith based upon the advice and evidence of Executive's personal physician and a competent medical expert retained for such purpose by the Board.

          (viii) "Good Reason," when used in connection with the termination of Executive's employment with Employer by Executive, shall mean the occurrence of any of the following events: (a) any change in Executive's title with the Company in effect immediately prior to the Closing Date or such change, other than any such change to which Executive has given his or her prior written consent, or a substantial reduction of the powers or functions associated with Executive's positions, duties, responsibilities or status with the Company immediately prior to the Closing Date or such reduction; (b) a reduction in Executive's aggregate compensation from the level in effect immediately prior to the Closing Date or such reduction; or (c) a change in Executive's principal work location other than any such change to another location within the metropolitan area in which Executive was located immediately prior to the Closing Date or such change.

          (ix) "Qualifying Termination" shall have the meaning specified in
Section 2(ii) hereof.

          (x) "Severance Period" shall mean the period commencing on the Termination Date and ending on the three year anniversary of the Termination Date.

          (xi) "Termination Date" shall mean, in the case of a termination of Executive's employment with Employer (a) by Employer for Cause, immediately upon receipt by Executive of written notice of such termination, (b) by Employer Without Cause or by Executive for or without Good Reason, as of the date specified in the written notice of such termination delivered by Employer or Executive, as the case may be, to the other, which date shall not be less than 14 days nor more than 28 days following the date of delivery thereof, (c) by Employer due to Executive's Disability, the date which is at least 30 days following the date written notice of such termination and the specific reasons therefore is delivered to Executive, or (d) due to Executive's death, the date of death.

          (xii) "Without Cause," when used in connection with the termination of Executive's employment with Employer, shall mean any termination of Executive's employment by Employer that is not a termination for Cause or a termination due to Executive's Disability or death.

     2. Termination of Employment of Executive.

          (i) At all times, each of Employer and Executive shall have the right by written notice delivered to the other to terminate Executive's employment with Employer for any reason. Following any termination of Executive's employment with Employer, Employer shall immediately pay to Executive all accrued and unpaid compensation for periods prior the Termination Date and Executive shall be entitled to all accrued benefits and coverages under the terms of any employee compensation or benefit plan of the Company in which Executive was a participant at any time during the period of his employment with the Company.

          (ii) In the event that the employment of Executive with Employer is terminated by Employer Without Cause or by Executive for Good Reason (a) prior to the Contract Period and in anticipation of a Change in Control or (b) during the Contract Period (any such termination, a "Qualifying Termination"), Executive shall be entitled to receive the compensation and benefits provided in
Section 3 of this Agreement. Executive shall have no right to receive any compensation or benefits under Section 3 of this Agreement upon any other termination of Executive's employment prior to or during the Contract Period.

     3. Severance Compensation and Benefits Payable Upon Qualifying Termination.

          (i) In the event of a Qualifying Termination, Employer shall pay or provide to Executive as severance, and Executive shall be entitled to, the following compensation and benefits in lieu of any other base or annual bonus compensation or benefits for periods subsequent to the Termination Date payable under any plan or agreement of the Company (other than the Current Agreement), provided that all cash compensation provided under this Section 3 shall be reduced on a dollar for dollar basis by the amount of comparable cash compensation paid to Executive by the Company as severance pursuant to the Current Agreement, if any, and any benefits provided under this Section 3 shall be reduced by and to the extent of any comparable benefits provided to Executive by the Company as an additional severance benefit pursuant to the Current Agreement, if any:

          a) continued payments of installments of Executive's Annual Cash Compensation for the Severance Period, such payments to be made to Executive in accordance with the Company's regular payroll practices in effect for its senior executives;

          b) a single lump sum payment, to be paid to Executive as soon as reasonably practicable, but in no event more than 20 days, following the Termination Date, of a cash amount equal to the product of (x) the annual incentive bonus to which Executive would have been entitled under the executive bonus plan or arrangement of the Company in effect for Executive for the plan year that includes the Termination Date had Executive continued in employment until the last day of such plan year (or other date required to be eligible to receive an annual bonus for such year) and assuming that the maximum performance objectives for such plan year had been achieved multiplied by (y) a fraction, the numerator of which equals the number of days in the plan year that have elapsed as of the Termination date and the denominator of which equals 365;

          c) continued coverage of Executive and his or her eligible dependents during the Severance Period under the Company's executive and employee medical, health and other welfare benefit plans in which Executive was a participant immediately prior to the Termination Date, subject to payment by Executive of all premiums and other copayment amounts required under the terms of such plans to be paid by participants therein of comparable position and seniority to Executive, provided that if Executive's employment is terminated by Executive for Good Reason as a result of a reduction in the coverage of Executive or his or her eligible dependents under any such plan, coverage under this subparagraph (c) shall be provided in accordance with the terms of the applicable plan or plans as in effect prior to any reduction thereof;

          d) in determining the benefits payable to Executive under the Fred Meyer Supplemental Income Plan (the "Supplemental Plan"), Executive will be deemed to have continued to accrue annual retirement allocations and other benefits under the Supplemental Plan during the Severance Period and to have terminated employment within the meaning of Section 5.2 of the Supplemental Plan on the last day of the Severance Period, in each case, in accordance with the terms of the Supplemental Plan in effect on the date of this Agreement;

          e) in accordance with the terms of the Current Agreement, all of Executive's stock options that are outstanding immediately prior to the Termination Date shall become fully vested and exercisable as of the Termination Date and shall thereafter remain exercisable in accordance with the applicable provisions of the relevant option agreement.

          (ii) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this subparagraph (ii)) (a "Payment") would be subject to the excise tax imposed by
Section 4999 of the 1986 Internal Revenue Code, as amended (the "Code"), or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), Employer shall make a payment (a "Gross-Up Payment") to Executive in an amount such that, after payment by Employee of all income or other taxes (and any interest and penalties imposed with respect thereto) and Excise Taxes imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          a) Subject to the provisions of Section 3(ii)(b), all determinations required to be made under this Section 3(ii),including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to Fred Meyer and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Executive. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, upon the written request of Executive, furnish Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. The calculations prepared by the Accounting Firm shall be reviewed on behalf of Employer and Fred Meyer by Fred Meyer's independent auditors (the "Fred Meyer Accounting Firm") which shall provide its conclusions, together with detailed supporting calculations, both to Fred Meyer and to Executive within 15 business days after receipt of the calculations and supporting materials prepared by the Accounting Firm. In the event of a dispute between the Accounting Firm and the Fred Meyer Accounting Firm, such firms shall, within five business days of receipt of the conclusions and supporting materials prepared by the Fred Meyer Accounting Firm, jointly select a third nationally recognized certified public accounting firm (the "Third Accounting Firm") to resolve the dispute. The Third Accounting Firm shall submit its conclusions to Fred Meyer and Executive within 15 business days after receipt of notice of its appointment hereunder and the decision of the Third Accounting Firm shall be final, binding and conclusive upon Executive, Employer and Fred Meyer. All fees and expenses of all such accounting firms shall be borne solely by Employer. Any Gross-Up Payment shall be paid by Employer to Executive within five business days after the earlier of acceptance by Fred Meyer of the calculations prepared by the Accounting Firm or Fred Meyer's receipt of the Third Accounting Firm's determination.

          b) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination of whether any Gross-Up Payment should be made hereunder, it is possible that a Gross-Up Payment will have been due but not made by Employer (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that Fred Meyer exhausts its remedies pursuant to this Section 3(ii) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Executive.

          c) Executive shall notify Fred Meyer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise Fred Meyer of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period of following the date on which it gives such notice to Fred Meyer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Fred Meyer notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:


                         (1) give Fred Meyer any information reasonably
                    requested by it relating to such claim;

                         (2) take such action in connection with contesting such
                    claim as Fred Meyer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Fred Meyer and acceptable to Executive;

                         (3) cooperate with Fred Meyer in good faith in order
                    effectively to contest such claim; and

                         (4) permit Fred Meyer to participate in any proceedings
                    relating to such claim;

               provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3(ii), Fred Meyer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Fred Meyer shall determine; provided, however, that if Fred Meyer directs Executive to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Fred Meyer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          d) If, after the receipt by Executive of an amount advanced by Employer pursuant to this Section 3(ii), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Employer's and Fred Meyer's complying with the requirements of this Section 3(ii)) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Employer pursuant to this Section 3(ii), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Employer does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          (iii) Executive shall not be required to mitigate the amount of any compensation, benefits or other payments provided for in this Agreement by seeking other employment or otherwise. Further, the amount of any cash compensation provided for in this Agreement shall not be reduced or offset by any compensation or other amounts paid to or earned by Executive in connection with any alternative employment obtained by Executive (including self-employment). To the extent Executive and his or her eligible dependents obtains in connection with any subsequent employment benefit coverage comparable to that provided to Executive pursuant to Section 3(i)(c) hereof and for a concurrent period, the benefit coverage provided hereunder will be reduced or, if applicable, eliminated.

          (iv) Except as required pursuant to Section 3(i)(c) or 3(i)(d), no amounts paid pursuant to this Agreement will constitute compensation for any purpose under any retirement plan or other employee benefit plan, program, arrangement or agreement of the Company.

     4. Assignment; Assumption of Agreement. This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any payments due to him hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or beneficiaries. This Agreement shall be binding on any successor to Fred Meyer or Employer, as the case may be, and may not be assigned by Fred Meyer or Employer without the prior written consent of Executive. Fred Meyer and Employer shall each require any successor thereto (whether by merger, liquidation, dissolution or otherwise by operation of law), by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform their respective obligations under this Agreement in the same manner and to the same extent that Fred Meyer or Employer, as the case may be, would be required to perform such obligations if no such succession had occurred. Failure of Fred Meyer or Employer to obtain a satisfactory assumption agreement from any successor will be deemed to be a termination of Executive's employment by Employer Without Cause and in anticipation of a Change in Control entitling Executive to all compensation and benefits specified in Section 3 hereof.

     5. Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and by an officer of each of Fred Meyer and Employer thereunto expressly authorized by the Board of Directors of Fred Meyer and Employer, respectively. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by any other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

     6. Arbitration of Disputes.

          (i) Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation or validity hereof shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any such disagreement, dispute or controversy which cannot be resolved between the parties, including without limitation any matter relating to interpretation of this Agreement, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justiciable or ripe for resolution by a court or arbitral tribunal.

          (ii) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA").

          (iii) The arbitral tribunal shall consist of one arbitrator. The parties to the arbitration jointly shall directly appoint such arbitrator within 30 days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules and shall be a person who (a) maintains his principal place of business within 30 miles of the City of Portland, Oregon and (b) has substantial experience in executive compensation. The parties shall each pay an equal portion of the fees, if any, and expenses of such arbitrator.

          (iv) The arbitration shall be conducted within 30 miles of the City of Portland, Oregon or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.

          (v) At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross- examine the witnesses of any opposing party. No evidence of any witness shall be presented unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

          (vi) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction.

          (vii) Nothing herein contained shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Agreement.

          (viii) If any dispute is not resolved within 60 days from the date of the commencement of an arbitration, then Fred Meyer shall, at its option, elect to pay Executive either (a) within 5 days after the end of such 60-day period, the amount or amounts which would have been payable to Executive had there been no dispute, subject to reimbursement to the extent consistent with the final disposition of the dispute or (b) following final disposition of the dispute, the amount determined in such final disposition to have been payable, together with Interest from the date when such sums were originally payable to the date of actual payment. For purpose of this paragraph (viii) the term "Interest" means interest at a rate equal to 6% per annum, compounded monthly.

          (ix) Notwithstanding anything to the contrary in this Agreement, the arbitration provisions set forth in this Section 7 shall be governed exclusively by the Federal Arbitration Act, Title 9, United States Code.

     7. Guaranty. Each and every covenant and obligation of Employer hereunder shall be guaranteed by Fred Meyer.

     8. Notice. All notices, requests, demands and other communications required or permitted to be given by either party to the other party to this Agreement (including, without limitation, any notice of termination of employment and any notice of an intention to arbitrate) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party, as follows:

         If to Fred Meyer, to:

         Fred Meyer, Inc.
         3800 S.E. 22nd Street
         Portland, Oregon 97202-2999
         Attention:  General Counsel

         If to Employer, to

         Fred Meyer Stores, Inc.
         C/O Fred Meyer, Inc., above

         If to Executive, to:

         [-----------------------]
         Fred Meyer Stores, Inc.
         3800 S.E. 22nd Avenue
         Portland, OR  97202

Any party hereto may change its address for purposes of this Section 8 by giving fifteen (15) days' prior notice

     9. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid 'or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     10. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.

     11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original.

     12. Governing Law. This Agreement has been executed and delivered in the State of Oregon and shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Oregon, without reference to its principles of conflicts of law.

     13. Certain Withholdings. Employer shall withhold from any amounts payable to Executive hereunder all federal, state, city and other taxes and withholdings that are required to be withheld pursuant to any applicable law or regulation.

     14. Entire Agreement. This Agreement supersedes any and all other oral or written agreements heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

      FRED MEYER, INC.                        FRED MEYER STORES, INC.



      ROGER A. COOKE                          ROGER A. COOKE
      ------------------------------------    ----------------------------------
      By:   Roger A. Cooke                    By:   Roger A. Cooke
      Title: Executive Vice President,        Title: Executive Vice President
             General Counsel and Secretary    and Secretary




      EXECUTIVE


      ------------------------------------